EXHIBIT 10.29.1

B. RILEY

Research Trading

Investment Banking

4675 MacArthur Court, Suite 1500

Newport Beach, CA 92660

Tel: 949-852-2911

Fax: 949-852-0430

www.friend-co.com

Private and Confidential

January 5, 2005

Mr. Kim Early

President and Chief Executive Officer

DPAC Technologies, Inc.

7321 Lincoln Way

Garden Grove, CA 92841

Re:      Amendment (the “Amendment”) to Engagement Letter

Dear Mr. Early:

Reference is hereby made to that certain Engagement Letter (the “Engagement Letter”) dated as of August 10, 2004 between DPAC Technologies Corp. (“DPAC” or the “Company”), and B.Riley & Co. (“B.Riley”). Unless the context requires otherwise, capitalized terms used in this Amendment shall have the meanings ascribed thereto in the Engagement Letter.

DPAC and B.Riley hereby agree that the Engagement Letter is amended as follows:

Section 4 of the Engagement Letter is hereby modified and amended by adding the following section:

b) A “Funding” of the Company shall mean any sale or series of sales of newly issued stock to an investor or any Company or subsidiary financing involving the issuance of equity, or debt with an equity participation, consummated pursuant to any agreement, commitment or understanding which is entered into (a) during the term of this engagement, or (b) with a party introduced to the Company by B.Riley, within six months after any termination of this engagement.

Section 5 of the Engagement Letter is hereby modified and amended by adding the following sections:

5 d) Funding Fees. The Company will pay to B.Riley in cash at any Funding closing, a selling commission of five percent (5%) of the gross proceeds from all sales of the Securities made in such closing;

5 e) Funding Warrants. In addition to section 5 d) above, if DPAC completes a Funding, DPAC will issue warrants to B.Riley that extends to B.Riley the ability to purchase 4 percent of the amount of the Funding at an exercise price which is the greater of (i) a price equal to the 10 day average of DPAC’s stock price at the time of the Funding closing (ii) or the actual or implied Funding price. All warrants issued in connection with a Funding will expire 3 years after the date of issuance.

5 f) Monthly Fees. Starting on January 1, 2005 and ending upon a 30 day written termination by either party or upon the expiration of the agreement, B.Riley will receive a monthly Fee of $5,000. The fee will be payable on the first of each month.

The first sentence of Section 11 of the Engagement Letter is hereby amended by deleting “six (6)” therein and substituting in place thereof “twelve (12).”

Except as amended by the foregoing, DPAC and B.Riley hereby agree that the Engagement Letter is in full force and effect as set forth therein.

Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this Amendment.

Very truly yours,

B. Riley & Co.

By:	/s/ Michael J. Lowell
Michael J. Lowell
Managing Director

Agreed and Accepted as of January 5, 2005

DPAC Technologies Corp.

By:	/s/ Kim Early
Kim Early
President & CEO

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